Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jack Maurer 412-434-2181 jmaurer@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com
PPG to sell controlling interest in auto glass business to Kohlberg & Company
Divestiture reinforces PPG focus on coatings, specialty products
PITTSBURGH, July 8, 2008 — PPG Industries (NYSE: PPG) has signed an agreement with an affiliate of funds managed by Kohlberg & Company, LLC, Mount Kisco, N.Y., under which PPG will divest its automotive glass and services business to a new company formed by Kohlberg.
PPG will receive $330 million in gross cash proceeds plus a minority ownership interest of approximately 40 percent in the new company, subject to closing adjustments. Net of payments to former minority interests, transaction fees, expenses and taxes, the transaction will result in approximately $270 million in cash to PPG.
“This transaction is another positive step forward in our portfolio transformation,” said Charles E. Bunch, PPG chairman and chief executive officer. “It enables us to focus more on coatings and specialty products, and significantly reduces PPG’s exposure to the U.S. automotive market.”
The company stated the net cash proceeds from the transaction will be utilized for general corporate purposes.
In accordance with generally-accepted accounting principles, the results of the automotive glass and services business were reported as discontinued operations beginning in September 2007 and, because PPG will hold an ownership interest in the newly formed company, it will reclassify the business into continuing operations in the company’s historical and current financial statements.
In the second quarter, the company will record a one-time, non-cash charge to reflect a catch-up of depreciation expense, which was suspended when the business was classified as a discontinued operation. In addition, the company will also record a one-time charge relating to the impact of benefit changes, including accelerated vesting, negotiated as part of the transaction. The total of these two second quarter charges is estimated to be approximately $25 million after-tax, with the final amount pending completed actuarial calculations.
The closing is subject to customary closing conditions, including receipt of any required regulatory approvals. PPG is expecting to record a slight book gain upon closing, which is anticipated in the third quarter. Also, PPG will retain certain liabilities for pension and post-employment benefits earned for service up to the date of divestiture, and there may be one-time charges in future periods related to these obligations. After completing the divestiture, PPG will account for its remaining interest in the new company under the equity method of accounting.

The automotive glass and services business supplies automotive OEM windshields, rear and side windows, sunroofs and assemblies for auto and truck manufacturers, and it supplies and distributes replacement automotive glass products for use in the aftermarket. It also provides insurance claim services through its LYNX Services subsidiary, glass management software through its GTS subsidiary, and e-business solutions through its GLAXIS division.
The business manufactures and fabricates automotive glass products in nine North American plants located in Berea, Ky.; Creighton, Meadville and Tipton, Pa.; Crestline, Ohio; Evansville, Ind.; Evart, Mich.; and Hawkesbury and Oshawa, Ont., Canada. In addition, there are nine satellite parts assembly plants, and there are LYNX Services claims management centers in Fort Myers, Fla., and Paducah, Ky. Combined, the businesses employ approximately 4,400 people.
About Kohlberg & Company
Kohlberg & Company, LLC, is a leading private equity firm based in Mount Kisco, N.Y. Since inception in 1987, Kohlberg has completed more than 45 platform investments and more than 50 add-on acquisitions, with aggregate transaction value in excess of $7 billion. Kohlberg has invested over $2 billion across six private equity funds to date, including through its current $1.5 billion sixth fund, Kohlberg Investors VI.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.